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ATLANTIC MORTGAGE
ATLANTIC MORTGAGE & INVESTMENT CORPORATION
              4348 SOUTHPOINT BOULEVARD, SUITE 101, JACKSONVILLE, FLORIDA 32216 TELEPHONE (904) 296-1400 FAX (904) 296-3443

Norwest Bank Minnesota, N.A.
11000 Broken Land Parkway
Columbia, MD 21044-3562
Attention: Tracey Waldman

RE:      Officer's Certificate

Dear Master Servicer:

The undersigned Officer certifies the following for the 1997 fiscal year:


(A) I have reviewed the activities and performance of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide and to the best of these Officers' knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the servicer to perform any of such duties, responsibilities or obligations, a description of each default of failure and the nature and status thereof has been reported to Norwest Bank Minnesota, N.A.;

(B) I have confirmed that the Servicer is currently an approved FNMA or FHLMC servicer in good standing:

(C) I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Seller/Servicer Guide are in full force and effect;

(D) All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that all such insurance policies are in full force and effect;

(E) All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on may Mortgaged Property, have been paid or if any such costs or expenses have been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Norwest Bank Minnesota, N.A;

(F) All Custodial Accounts have been reconciled and are properly funded; and

(G) All annual reports of Foreclosure and Abandonment of Mortgage Property required per section 6050J and 6050P of Internal Revenue Code, respectively, have been prepared and filed.

Certified By:
/s/Lucy L. Abercrombie
Officer

                WE TREAT YOU AS IF YOU ARE THE ONLY CUSTOMER WE SERVE.


Assistant Servicing Manager
Title

March 24, 1998
Date